Exhibit 11

               DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER SHARE
        (Shares and dollars in thousands except per share amounts)

                                       For the Six Months Ended
                                                  April 30

                                              1995         1994

1.  Net income ............................... $375,457  $276,265
2.  Adjustment - Interest expense, after tax
      benefit, applicable to convertible
      debentures outstanding..................     11          22

3.  Net income applicable to common stock -
      before interest applicable to
      convertible debentures.................. $375,468  $276,287


PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.    Weighted average number of common
        shares outstanding....................   86,505    85,867

5.    Incremental shares:
        Dilutive common stock options.........      731       916
        Dilutive stock appreciation rights....       18        57

          Total incremental shares............      749       973

6.  Primary net income per common share
      (1 divided by 4)........................    $ 4.34*  $3.22*


FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.    Weighted average number of common
        shares outstanding....................   86,505    85,867
8.    Incremental shares:
        Dilutive common stock options.........      803       916
        Dilutive stock appreciation rights....      21         57

9.    Common equivalent shares from assumed
        conversion of convertible debentures:
          5-1/2% debentures due 2001..........       19        28

10.       Total...............................   87,348    86,868

11.   Fully diluted net income per common
        share (3 divided by 10).............. $   4.34*    $3.22*


____________
* Net income per common share outstanding was used in the designated calculations since the dilutive effects of common stock options, stock appreciation rights and assumed conversion of convertible debentures were immaterial.